SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement	[_] Soliciting Material Under Rule 14a-12
[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials

WHOLE FOODS MARKET, INC.
(Name of Registrant as Specified In Its Charter)

——————————————————————————————
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held March 31, 2003

To Our Shareholders:

The Annual Meeting of Shareholders of Whole Foods Market, Inc. (the “Company”) will be held at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California on Monday, March 31, 2003 at 9 a.m., local time, for the following purposes:

•	To elect to the Board of Directors of Whole Foods Market two directors to serve three-year terms expiring at the annual meeting of shareholders in 2006.

•	To approve an amendment to the Company’s 1992 Incentive Stock Option Plan for Team Members (the “Plan” or “Team Member Plan”) to increase the number of shares of the Company’s common stock reserved for issuance under this plan from 16.4 million to 19.3 million shares.

•	To transact such other business, including consideration of the shareowner proposal, as may properly come before the meeting or any adjournments or postponements thereof.

Only shareholders of record at the close of business on February 10, 2003 are entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors Glenda Flanagan Executive Vice President Chief Financial Officer and Secretary

February 24, 2003
Austin, Texas

YOUR VOTE IS IMPORTANT!

Whether or not you plan to attend the meeting, please complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the paper proxy card to vote, beneficial owners of shares held in “street name” by a stockbroker may vote by telephone or via the Internet.

Whole Foods Market, Inc.
601 North Lamar, #300
Austin, Texas 78703

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Whole Foods Market, Inc. (the “Company”) for use at the Annual Meeting of Shareholders of the Company to be held on March 31, 2003 at 9 a.m. at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica California, and at any adjournment thereof. This statement and enclosed form of proxy were first sent to shareholders on or about February 24, 2003.

The Proxy

John Mackey and Glenda Flanagan are officers of the Company and were named by our Board of Directors as proxy holders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted:

        FOR the election of directors nominated by the Board of Directors;

        FOR the approval of the amendment to the Incentive Stock Option Plan for Team Members; and

        AGAINST the shareowner proposal.

If any other business properly comes before the shareholders for a vote at the meeting, the shares will be voted in accordance with the discretion of the holders of the proxy.

We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners. We intend to hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or facsimile transmission by certain of our officers, directors and regular employees.

You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting.

Voting Securities and Voting Rights

The only outstanding voting securities of the Company are its shares of common stock, of which 58,413,609 shares were outstanding at the close of business on February 10, 2003. Only shareholders of record at the close of business on February 10, 2003 are entitled to vote at the meeting. Each shareholder is entitled to one vote per share on each matter submitted at the meeting.

The Company’s transfer agent and judges of voting will be responsible for determining whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting. The holders of a majority of the outstanding shares of our common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Election of directors by shareholders will be determined by a plurality of the votes of the shares represented at the Annual Meeting and entitled to vote on the election of directors.

The affirmative vote of the holders of a majority of the outstanding common stock represented at the Annual Meeting is required to approve the proposal to increase the number of shares authorized under the Company’s stock option plan and approve the shareowner proposal.

Abstentions are included in the determination of shares present for quorum purposes. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.

If you hold shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon. If you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum.

Internet and Telephone Voting

For shares that are beneficially owned and held in “street name” through a broker or other nominee, shareholders have the opportunity to vote via the Internet or by telephone by utilizing a program provided through ADP Investor Communication Services (“ADP”). Votes submitted electronically via the Internet or by telephone through this program must be received by 12:00 p.m., New York time, on March 28, 2003. The giving of such a proxy will not affect the right to vote in person, should the shareholder decide to attend the Annual Meeting. The Company has been advised by counsel that the Internet and telephone voting procedures that have been made available through ADP are consistent with the requirements of applicable law. In accordance with applicable Texas corporate laws, registered record holders of shares (unlike holders who own shares in “street name”) may not submit their proxy by telephone or generally by electronic mail.

The Internet voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

PROPOSAL 1—ELECTION OF DIRECTORS

Current Nominees

Class II directors will be elected at the Annual Meeting to serve until the Annual Meeting in 2006. The Board of Directors has nominated Dr. John B. Elstrott and Dr. Ralph Z. Sorenson both of whom are currently Class II directors.

The Board of Directors recommends that you vote FOR the election of these two nominees.

The following is biographical information about each of the nominees.

Dr. John B. Elstrott, 54, has served as a director of the Company since February 1995. Dr. Elstrott is the founding director of the Levy Rosenblum Institute for Entrepreneurship at Tulane University’s A. B. Freeman School of Business, which was started in 1991. He has been on the faculty at Tulane since 1982.

Dr. Ralph Z. Sorenson, 69, has served as a director of the Company since December 1994. Dr. Sorenson is Managing Partner of the Sorenson Limited Partnership, a venture investment partnership. Dr. Sorenson is President Emeritus of Babson College and Professor Emeritus and former Dean of the University of Colorado College of Business Administration. Dr. Sorenson also serves as a director of Eaton Vance Corp. and Polaroid Corporation.

Should a nominee become unable or unwilling to accept nomination or election, the Board of Directors will either select a substitute nominee or will reduce the size of the Board. If you have properly executed and returned a proxy and a substitute nominee is selected, the holders of the proxy will vote your shares FOR the election of the substitute nominee. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve if elected.

In accordance with the Company’s Bylaws, directors are elected by a plurality of the votes of shares represented and entitled to vote at the meeting.

Continuing Directors

The Company’s Board of Directors is separated into three classes, and the directors in each class are elected to serve for three-year terms. The terms of the Class III directors expire at the annual meeting of shareholders to be held in 2004, and the terms of the Class I directors expire at the annual meeting of shareholders to be held in 2005, and the terms of the Class II directors, assuming re-election at this annual meeting, expire at the annual meeting of shareholders to be held in 2006. The following is a list of the persons who will constitute the Company’s Board of Directors following the meeting, assuming election of the nominees named above, and their ages, director class designation and current committee assignments.

Name	Age	Class	Committees

John P. Mackey	49	III	None
David W. Dupree	49	III	Audit, Nominating and Governance
Dr. John B. Elstrott	54	II	Audit (Chair), Compensation
Avram J. Goldberg	73	I	Compensation (Chair),Audit
Linda A. Mason	48	I	Nominating and Governance
Dr. Ralph Z. Sorenson	69	II	Nominating and Governance (Chair), Compensation

Set forth below is biographical information about each of the Company’s directors, except for Dr. Elstrott and Dr. Sorenson whose biographical information is included under “Current Nominees” above.

David W. Dupree, 49, has served as director of the Company since August 1996. Since 1999, Mr. Dupree has been a Managing Director of The Halifax Group, a limited partnership founded to pursue small and mid-cap investment opportunities. He was the Managing Director of The Carlyle Group, a Washington, D.C., based merchant banking concern, from 1992 to 1998.

Avram J. Goldberg, 73, has served as a director of the Company since May 1994. Mr. Goldberg has been the Chairman of the Board of AVCAR Group, Ltd., a consulting firm specializing in the retail industry, since 1989. Previously, he served as Chairman and CEO of The Stop & Shop Companies, Inc., a major supermarket and retail general merchandise company.

John P. Mackey, 49, co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer since 1980. Mr. Mackey has also served as President since June 2001.

Linda A. Mason, 48, has served as a director of the Company since March 2002. Ms. Mason is co-founder and chairman of Bright Horizons Family Solutions, the world’s leading provider of employer sponsored child care, early education and work/life solutions. Ms. Mason has served as chairman of Bright Horizons since July 1998 and as President since 1986. Ms. Mason previously served as a director of the Company from July 1992 until January 2000 when she resigned due to other business commitments.

Committees and Meetings

The Board of Directors maintains the following three standing committees. The members of the various committees are identified in the preceding table of continuing directors.

•	Audit Committee. The duties of the Audit Committee are set forth in its charter which is attached to this proxy statement as Appendix B.

•	Compensation Committee. The Compensation Committee is empowered to review and approve the annual compensation and compensation procedures for the Company’s executive officers. The Compensation Committee also administers the Company’s stock option plans and team member stock purchase plan.

•	Nominating and Governance Committee. The Nominating and Governance Committee recommends to the Board qualified nominees for election to the Board. The Committee considers suggestions from many sources, including shareholders, regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Company. The Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance.

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During fiscal 2002, the Board of Directors and the various committees held the following number of meetings: Board of Directors, 8; Audit Committee, 6; Compensation Committee, 5; and Nominating and Governance Committee, 3. No director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees on which that director served.

Compensation of Directors

Each of our non-employee directors receives $6,000 for each Board of Directors meeting attended and $3,000 for attendance via telephone. For each telephone Board meeting that is between one to two hours in length and in which a majority of directors participate, a $750 fee is paid. For each telephone Board meeting greater than two hours, a $1,000 fee is paid. Each Board Committee chair receives an annual retainer of $5,000. Each committee member receives $750 for each Board Committee meeting attended in conjunction with a Board meeting, and $3,000 for each Board Committee meeting attended in person apart from a Board meeting. A lead director and a mergers and acquisitions director are selected annually by the Board of Directors and are paid annual retainers of $30,000 and $12,000 respectively. In addition, directors are reimbursed for reasonable expenses incurred in attending Board of Directors meetings. Mr. Mackey, who is the only director who is also an employee of the Company, is not a member of any Board committees and does not receive any additional compensation for serving on the Board of Directors.

In addition, under our option plan for outside directors, each newly elected director receives as of the date of his or her election an option to purchase 10,000 shares of our common stock at an exercise price equal to the closing price of our common stock on the date of grant. If incumbent directors have attended at least two-thirds of the meetings of our Board of Directors held in the preceding year, they each receive an annual grant at an exercise price equal to the closing price of our common stock on the date of grant which is the date of our annual meeting of shareholders. In 2002, the option grant was 2,000 shares.

EXECUTIVE COMPENSATION

Summary of Executive Compensation

The following table includes information concerning compensation for the three-year period ended September 29, 2002 in reference to our Chief Executive Officer and the other four most highly compensated executive officers of the Company.

Name and Principal Position	Year	Annual Salary(1)	Annual Bonus(1)	Other Compensation(2)	Company Stock Options

John P. Mackey	2002	$302,000	$150,000	$4,891	4,000
Chairman,	2001	265,000	85,000	500	8,000
President & CEO	2000	210,000	—	250	8,000
Glenda Flanagan	2002	245,000	123,000	4,127	4,000
Executive VP	2001	215,000	73,000	500	8,000
& CFO	2000	173,000	77,000	250	8,000
A.C. Gallo	2002	261,000	110,000	3,815	4,000
Executive VP	2001	220,000	58,000	500	32,000
of Operations	2000	165,000	55,000	250	8,000
Walter Robb	2002	261,000	141,000	5,711	4,000
Executive VP	2001	224,000	90,000	500	31,000
of Operations	2000	190,000	44,000	250	8,000
James P. Sud	2002	245,000	123,000	—	4,000
Executive VP	2001	215,000	73,000	—	8,000
of Growth & Dev.	2000	173,000	71,000	—	8,000

(1)	We have a policy that limits the cash compensation paid in any one year to any officer to fourteen times the average salary of all full-time team members. For 2002, this salary cap was approximately $399,000. Amounts earned in excess of the salary limitation are deferred to future years; ultimate payment is subject to certain restrictions. Amounts actually received by named officers during the year may be less than shown above due to officers electing to take time off without pay.

(2)	Except as otherwise indicated, the amounts reflect our contributions on behalf of the persons indicated to the Whole Foods Market 401(k) plans. On January 1, 2002, the Company adopted a new 401(k) plan. During fiscal year 2002, contributions were made into both 401(k) plans. In fiscal years 2002, 2001 and 2000, a contribution was made into the 401(k) with a maximum of $500, $500 and $250, respectively, paid in shares of our common stock. Also during fiscal year 2002, a contribution was made into the 401(k) plan on a calendar quarter basis and equal to 100% of the team member’s elective deferral contribution up to 3% of the team member’s compensation and 50% of elective deferral contribution up to the next 2% of the team member’s contribution up to a maximum of $8,000, paid in shares of our Company common stock.

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Stock Options

The following table sets forth certain information with respect to the options granted during the fiscal year ended September 29, 2002 to each of our executive officers listed in the Summary Compensation Table as shown under the caption “Executive Compensation.”

	Number of Options	Percent of Total Options Granted to Employees in	Exercise or Base Price in Dollars	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Name	Granted	Fiscal Year	Per Share(2)	Date	5%	10%

John P. Mackey	4,000	(3)	$46.61	3/25/09	$75,900	$176,879
Glenda Flanagan	4,000	(3)	46.61	3/25/09	75,900	176,879
A.C. Gallo	4,000	(3)	46.61	3/25/09	75,900	176,879
Walter Robb	4,000	(3)	46.61	3/25/09	75,900	176,879
James P. Sud	4,000	(3)	46.61	3/25/09	75,900	176,879

(1)	The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not reflect our estimates or projections of future prices of the shares of our common stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2)	Closing price of common stock at date of grant.

(3)	Less than 1%.

The following table includes certain information with respect to the options exercised or held by the executive officers named above during the year ended September 29, 2002. The number of options held at September 29, 2002 includes options granted under the 1992 Option Plan for Team Members. Mr. Sud’s holdings also include options granted under the 1992 Stock Option Plan for Outside Directors.

Name	Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Securities Underlying Unexercised Options at FY-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at FY-End(2) Exercisable/Unexercisable

John P. Mackey	—	$ —	117,500/18,500	$3,408,069/$330,346
Glenda Flanagan	—	—	90,000/16,000	2,682,800/ 262,765
A.C. Gallo	15,160	292,744	18,000/34,000	411,085/ 624,475
Walter Robb	11,500	394,247	49,144/35,056	1,266,124/ 648,944
James P. Sud	—	—	58,600/16,000	1,618,792/ 262,765

(1)	Based upon the market price received for the underlying shares of common stock of Whole Foods Market received upon exercise and the option exercise price.

(2)	Based upon the closing price of the common stock of Whole Foods Market on September 27, 2002 ($42.97 per share) and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth information concerning the shares of Common Stock that may be issued upon exercise of options under all of the Company’s equity compensation plans as of February 3, 2003, consisting of the 1992 Incentive Stock Option Plan for Team Members, the 1992 Stock Option Plan for Outside Directors and stock options plans of companies acquired by Whole Foods Market in pooling-of-interest transactions that were assumed by the Company on the date of acquisition. All plans have been approved by the shareholders of Whole Foods Market.

	(a)	(b)	(c)

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans
approved by shareholders	7,667,643	$27.37	1,336,138
Equity compensation plans
not approved by	None	None	None
shareholders

Total	7,667,643	$27.37	1,336,138

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Compensation Committee Interlocks and Insider Participation

No member of our Board’s compensation committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s compensation committee.

Compensation Committee Report

The Company’s Compensation Committee is empowered to review and approve on behalf of the full Board of Directors the annual compensation and compensation procedures for the President and Chief Executive Officer, Chief Financial Officer, Executive Vice President of Growth and Business Development, and Executive Vice Presidents of Operations (the “executive officers”). The Committee also administers the Company’s stock option plans and team member stock purchase plan.

Annual executive officer compensation consists of a base salary component and an incentive component. The Company’s publicly stated policy is to limit cash compensation paid to any officer in any calendar year to fourteen times the average salary of all full-time team members. Amounts earned in excess of the salary limitation may be deferred to future years; ultimate payment is subject to certain restrictions. All compensation decisions are subject to the implementation of this policy. Subject to the foregoing, the Committee considers numerous factors including the Company’s financial performance, the individual contribution of each executive officer, compensation practices of comparable companies and general economic factors. Stock price performance has not been an important consideration in determining annual compensation because the price of the Company’s common stock is subject to a variety of factors outside the Company’s control.

The base salary levels for the executive officers of the Company were increased 14% in calendar 2002 over calendar 2001. The most significant determinants in the increases were the growth and financial performance achieved by the Company.

All of the Company’s executive officers participate in an incentive compensation plan based primarily on improvement in EVA (Economic Value Added). EVA is a management decision-making tool and incentive compensation system that the Company adopted and began to implement in 1999. The incentive compensation paid to the executive officers for fiscal 2002 was based upon the incremental improvement in the Company’s overall EVA adjusted by a factor based on the number of new stores opened and opened on budget during the fiscal year. The incentive compensation paid to each of the Executive Vice Presidents of Operations for fiscal 2002 was also based on the incremental improvement in EVA achieved by the specific geographic regions of the Company that correspond to the executive’s area of responsibility adjusted by a factor based on the number of new stores opened and opened on budget during the fiscal year in those specific geographic regions. Fiscal year 2002 incentive compensation averaged approximately 33% of the total cash compensation received by the executive officers.

The Company’s executive officers have also received option grants under the Company’s stock option plan. The Committee believes that the grant of options enables the Company to more closely align the economic interest of the executive officers to those of the shareholders. The level of stock option grants to executive officers is based primarily upon their relative positions and responsibilities within the Company. Grants are made on a discretionary rather than formula basis by the Committee.

For calendar 2002, the Committee approved an increase in the base salary of Mr. Mackey, President and Chief Executive Officer of the Company, from $265,000 to $302,000. The increase was intended to recognize Mr. Mackey’s contribution toward the significant growth of the Company and the financial performance of the Company in fiscal 2001. The Committee was also cognizant of the generally higher level of base salaries paid to chief executive officers of comparable sized companies. During fiscal 2002, Mr. Mackey was awarded options to purchase 4,000 shares of common stock under the Company’s incentive stock option plan.

Avram Goldberg (Chair)
Dr. Ralph Z. Sorenson
Dr. John B. Elstrott

Performance Graph

The following graph compares the cumulative total return of the Company’s Common Stock during the last five years with the Nasdaq Stock Market (U.S.) Index® and the S & P Retail Food Chains Index during the same period. The graph shows the value of $100 invested in the Company’s Common Stock or the indices as of the end of September for the last five years, adjusted for any stock splits and assuming the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

PROPOSAL 2—AMENDMENT TO THE 1992 INCENTIVE STOCK OPTION PLAN
FOR TEAM MEMBERS

On January 13, 2003, the Board amended our 1992 Incentive Stock Option Plan for Team Members (the “plan”) to increase the shares authorized for grant under the plan from 16.4 million shares to 19.3 million shares, subject to shareholder approval. A copy of the plan is included as Appendix A. There are 1.22 million shares currently available for future grant under the plan, and our Board believes that option grants in excess of that amount are required to continue to attract, retain and incentivize team members as necessary to achieve our growth objectives.

Philosophy

We have a Company philosophy of “shared fate” which recognizes there is a community of interest among all of our stakeholders. We believe our plan, under which all of our 24,000+ team members are eligible for option grants, creates an ownership consciousness among our team members which aligns the interests of our team members with those of our shareholders. Through our broad-based plan, our team members share in the risks and the rewards of our business. Approximately 94% of the options granted under the plan have been granted to team members who are not executive officers.

We know from our marketing research that our knowledgeable team members, and the friendly customer service they provide, are among the top reasons for customers choosing to shop at our stores. We believe our broad-based plan is instrumental in our ability to attract, motivate and retain team members. Every year our team members have the opportunity to complete a Morale Survey. In 2002, the overall participation was 65%, the highest the Company has ever seen. Of the team members responding, 82% said they almost always or frequently enjoy their job (same percentage as last year) and stock options ranked among the top in terms of the benefits team members valued most.

Our team members helped to select us for six years in a row as one of the “100 Best Companies to Work for” in Fortune magazine’s annual poll. We are the only national supermarket retailer to make the list, and we are one of only 25 companies to make the list consecutively since its inception six years ago. Employees play an important role in determining the “100 Best” list. Candidate companies complete a questionnaire and a random sample of employees are surveyed. In scoring the responses, Fortune places the two-thirds of the total weight on the employee responses. We believe that happy team members create happy customers who grow our business and produce happy shareholders.

History and Current Status

As of January 29, 2003, options to purchase an aggregate of 15.18 million shares of common stock (net of options canceled) had been granted pursuant to the plan, and options to purchase 7.70 million shares had been exercised. Options to purchase 7.48 million shares remained outstanding under the plan with an average remaining life of 4.4 years and at an average exercise price of $27.56. The market value of all shares of common stock subject to outstanding options was approximately $376 million based upon the $50.33 closing sale price of the common stock as reported on The Nasdaq Stock Market® on January 29, 2003. Options to purchase approximately 1.22 million shares of common stock remained available under the plan for future grant. Options to purchase 7.67 million shares remained outstanding under all Company plans with an average remaining life of 4.3 years and at an average exercise price of $27.37. We estimate this year’s grant will be approximately 2.1 million shares.

In fiscal year 2002, 2.9 million option shares were exercised resulting in proceeds to the Company of approximately $67 million and a tax benefit to the Company of approximately $24 million. Through a combination of stock option proceeds and cash flow from operations, we were able to pay down $96 million in total debt during the fiscal year.

Our plan states that the maximum term for any future option grants to be issued is seven years and that all options are to be issued at fair market value. Options vest ratably on each of the first four anniversaries of the grant date. No option grants have ever been repriced.

Tax Treatment for Team Members

For federal income tax purposes, all stock options that qualify under the rules of Section 422 of the Code will be entitled to incentive stock option treatment. Among other requirements, to receive incentive stock option treatment, an optionee is not permitted to dispose of the acquired stock (i) within two years after the option is granted or (ii) within one year after exercise. In addition, the individual must have been an employee of the Company for the entire time from the date of granting of the option until three months (one year if the employee is disabled) before the date of the exercise. If all such requirements are met, no tax will be imposed upon exercise of the option, and any gain upon sale of the stock will be entitled to capital gain treatment at the maximum rate of 20%. If applicable, the employee’s gain on exercise (the excess of fair market value at the time of exercise over the exercise price) of an incentive stock option is a tax preference item and, accordingly, is included in the computation of alternative minimum taxable income.

If an employee does not meet the two-year and one-year holding requirement (a “disqualifying disposition”), but does meet all other requirements, tax will be imposed at the time of sale of the stock, but the employee’s gain realized on exercise will be treated as ordinary income rather than capital gain and the Company will get a corresponding deduction at the time of sale. Any additional gain on sale will be short-term or long-term capital gain, depending on the holding period of the stock. If the amount realized on the disqualifying disposition is less than the value at the date of exercise, the amount includible in gross income, and the amount deductible by the Company, will equal the excess of the amount realized on the sale or exchange over the exercise price.

In general, no taxable income will be recognized by the optionee, and no deduction will be allowed to the Company, upon the grant of a non-qualified stock option. Upon exercise of a non-qualified option an optionee will recognize ordinary income (and the Company will be entitled to a corresponding tax deduction if applicable withholding requirements are satisfied) in an amount equal to the amount by which the fair market value of the shares on the exercise date exceeds the option price. Any gain or loss realized by an optionee on disposition of such shares generally is a capital gain or loss and does not result in any further tax deduction to the Company.

For each of the executive officers named in the Summary Compensation Table, the table below shows the aggregate number of options granted under the plan since its inception through January 29, 2003, the weighted average exercise price payable per share, and the range of exercise price for those granted options.

Name	Options Granted (Number of Shares)	Weighted Average Exercise Price of Granted Options	Range in Exercise Price of Granted Options

John P. Mackey, Chairman, President & CEO	138,000	$16.07	$6.75-$49.21
Glenda Flanagan, Executive VP & CFO	108,000	15.95	6.75- 49.21
A.C. Gallo, Executive VP of Operations	138,160	17.28	6.25- 49.21
Walter Robb, Executive VP of Operations	132,700	17.09	6.75- 49.21
James P. Sud, Executive VP of Growth & Development	66,000	20.45	11.00- 49.21
All current executive officers and regional presidents (13 persons)	1,195,364	18.52	4.38- 49.21
Percentage of options granted under the plan	6%
All current team members, excluding executive officers
and regional presidents (8,754 persons)	17,487,963	22.16	4.38- 47.44
Percentage of options granted under the plan	94%

Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of the common stock represented at the Annual Meeting.

The Board of Directors recommends a vote FOR approval of the amendment to the Team Member Plan.

PROPOSAL 3—SHAREOWNER PROPOSAL

The Amalgamated Bank of Longview 1500 Total Market Index Fund, having an office at 15 Union Square, New York, NY 10003, owner of at least $2,000 in market value of Whole Foods Market, Inc. shares, has proposed the adoption of the following resolution and has furnished the following statement in support of the proposal:

RESOLVED: The stockholders of Whole Foods Market, Inc. (the “Company”) request that the Board of Directors take the necessary steps in accordance with applicable state law to declassify the Board of Directors so that all directors are elected annually, such declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. We believe that classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of our Company and its stockholders.

We believe that this proposal is particularly warranted because Whole Foods shareholders used to elect all directors annually. In 1998, however, the Board of Directors unilaterally amended the bylaws to create a “classified” Board, with the result that only several directors must stand for election each year. The Board took this action without seeking prior approval from shareholders, despite the fact that shareholders at a number of other companies have voiced opposition to the existence of such classified boards. We believe that the Board should revisit and overturn this decision.

The Company’s Board of Directors is divided into three classes, with approximately one-third of all directors elected annually to three-year terms. Eliminating this classification system would require each director to stand for election annually and would give stockholders an opportunity to register their views on the performance of the Board collectively and each director individually.

We believe that electing directors in this manner is one of the best methods available to stockholders to ensure that the Company will be managed in a manner that is in the best interest of stockholders.

We therefore urge our fellow stockholders to support this reform. A number of companies have declassified Boards. We regard as unfounded the concern expressed by some that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders. In the unlikely event that stockholders do vote to replace all directors, such a decision would express a dissatisfaction with the incumbent directors and would reflect the need for change.

WE URGE YOU TO VOTE FOR THIS RESOLUTION.

COMPANY’S OPPOSITION STATEMENT

The Board of Directors recommends a vote AGAINST approval of the Shareholder Proposal. In the opinion of the Board of Directors:

A classified Board is beneficial to the Company and its shareholders in various ways and is the method of governance used by the majority of Fortune 500 companies today. The Board believes that a classified Board provides for continuity and stability in the Company’s management and policies given that a majority of the directors at any given time will have had prior knowledge and experience with the Company’s business, corporate governance and public reporting. This knowledge and familiarity enables the Board to take a long-term focus in the management and strategies of the business which should help to maximize shareholder value. In addition to providing experienced directors, a classified Board helps the Company to attract and retain qualified individuals willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment.

In the Board’s opinion, directors of a classified Board are equally accountable to shareholders as those elected on an annual basis. Shareholders have the opportunity to vote annually against one-third of the directors as a method of expressing dissatisfaction with the Board or with management. In the Company’s ten years as a public company, none of its proposed directors have ever received less than 93% of votes cast for his or her election. The Board is committed to corporate accountability and, since becoming a public company, the Board has always been comprised of a majority of non-employee directors (currently, five out of six) and has always had independent, outside directors serving as members of all Board committees. The Board also maintains a Nominating and Governance Committee that nominates directors and reviews and reports to the Board on a periodic basis with regard to matters of corporate governance.

A classified Board is further intended to give the Company valuable protection against an unfriendly or unsolicited takeover unfavorable to shareholders. A declassified Board would allow a hostile suitor to seek to replace at least a majority of the directors with directors who are in favor of the takeover and then dictate the terms of the deal. While classified Boards do not preclude takeover offers, they facilitate the Board’s ability to obtain the best outcome for shareholders by giving the Company time to negotiate and to consider alternative proposals. Declassification of the Board could make the Company a target for unfriendly or unsolicited takeover offers from parties seeking to benefit themselves at the expense of the Company and its shareholders.

Approval of the proposal would not automatically eliminate the classified Board, as this proposal is only a recommendation. Eliminating the classified Board would require action by the Board to amend the Restated Articles of Incorporation and then approval of the amendment by the shareholders of the Company in accordance with applicable law.

The Board has determined that the advantages of the classified Board are still valid and that it is in the best interests of the Company and its shareholders to keep the classified Board.

For these reasons, the Board of Directors recommends a vote AGAINST this proposal.

Beneficial Ownership of Shares

The following table presents the beneficial ownership of our common stock as of January 29, 2003, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its or his shares.

	Shares Owned(1)
Name	Number	Percent

FMR, Corp.(2)	8,610,980	15%
American Express Financial Corp.(3)	4,512,941	8%
T. Rowe Price Associates, Inc.(4)	2,967,900	5%
David W. Dupree	33,446	*
Dr. John B. Elstrott	21,400	*
Glenda Flanagan	121,241	*
A.C. Gallo	32,455	*
Avram J. Goldberg	52,700	*
John P. Mackey	671,842	1%
Linda Mason	7,000
Walter Robb	85,144	*
Dr. Ralph Z. Sorenson	33,500	*
James P. Sud	108,150	*
All directors and officers as a group (18)	1,233,813	3%

*	Indicated ownership of less than 1% of the outstanding shares of the Company’s common stock.

(1)	Shares issuable upon exercise of stock options that are exercisable within 60 days after January 29, 2003, are treated as beneficially owned as follows: Mr. Dupree, 28,746; Mr. Elstrott, 11,500; Ms. Flanagan, 89,000; Mr. Gallo, 31,000; Mr. Goldberg, 45,500; Mr. Mackey, 119,000; Ms. Mason, 6,500; Mr. Robb, 57,772; Mr. Sorenson, 33,500; Mr. Sud, 64,600; and all directors and executive officers as a group, 563,764.

(2)	Based on information contained in Schedule 13F, as filed on September 30, 2002. The address of such shareholder is 82 Devonshire Street, Boston, Massachusetts 02109-3614.

(3)	Based on information contained in Schedule 13F, as filed on September 30, 2002. The address of such shareholder is 200 AXP Financial Center, Minneapolis, Minnesota 55474.

(4)	Based on information contained in Schedule 13F, as filed on September 30, 2002. The address of such shareholder is 100 East Pratt Street, Baltimore, Maryland 21202-1008.

Certain Relationships and Related Transactions

At September 29, 2002, Whole Foods Market and Gaiam, Inc. owned approximately 35% and 50%, respectively, of the outstanding common stock of Gaiam.com. Jirka Rysavy, Gaiam’s chairman and majority stockholder, was elected to our Board of Directors in June of 2000 and remained a director until March 2002. Mr. Mackey served on the Gaiam, Inc. board of directors from June of 2000 until May 2002. Mr. Mackey and Dr. Elstrott served on the Gaiam.com board of directors from June 2000 until March 2002. As of September 29, 2002, the Company’s minority investment in Gaiam.com was approximately $3.5 million. At September 29, 2002, the Company also had a marketable equity investment in Gaiam, Inc. stock with a cost basis of $1.2 million and a fair value of approximately $0.9 million. During the first quarter, a subsidiary of Gaiam, Inc. was merged in Gaiam.com and pursuant to the merger, Whole Foods Market’s equity interest in Gaiam.com was converted into $1.0 million in cash and 250,000 shares of Gaiam, Inc. common stock. There are restrictions on the Company’s ability to resell the shares during the two years after the merger.

John Mackey and Glenda Flanagan, executive officers of the Company, own approximately 13% in the aggregate of BookPeople, Inc., a retailer of books and periodicals that is unaffiliated with the Company, which leases facilities from the Company. The lease provides for an aggregate annual minimum rent of approximately $391,000 which we received in rental income in fiscal year 2002.

During fiscal year 2002, James P. Sud, an executive officer of the Company, was indebted to the Company pursuant to a loan in the principal amount of $292,000. Mr. Sud repaid the loan in full, together with interest thereon at an annual rate of approximately 6%, in December 2002.

Retention Agreements

Since November 1991, the Company has entered into Retention Agreements with certain executive officers of the Company or its subsidiaries which provide for certain benefits upon an involuntary termination of employment other than for cause after a “Triggering Event.” A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. The benefits to be received by the executive officer whose employment is terminated after a Triggering Event occurs include receipt of his or her annual salary through the one-year period following the date of the termination of employment and the immediate vesting of any outstanding stock options granted to such executive officer.

Independent Auditors

Ernst & Young LLP served as our independent auditors for the audit of our financial statements for fiscal year 2002 and has been engaged for fiscal year 2003. Representatives of Ernst & Young LLP are expected to attend the 2003 Annual Meeting, will have the opportunity to make a statement at the meeting if they desire, and will be available to answer questions.

The report of Ernst & Young LLP on our audited consolidated financial statements at September 29, 2002 and September 30, 2001 and for the fiscal year then ended, and the report of KPMG LLP on our audited consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the fiscal year ended at September 24, 2000 included in our fiscal year 2002 Annual Report on Form 10-K, contained no adverse opinion or disclaimer of opinion and are not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit for fiscal year 2000 and through April 12, 2001, the date of our change of independent accountants, there were no disagreements with KPMG LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of KPMG LLP would have caused it to make reference thereto in its report on the financial statements for such periods.

Fees

Audit Fees. We paid fees to Ernst & Young LLP in the amount of $249,000 for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our reports on Form 10-Q for the fiscal year ended September 29, 2002.

Financial Information Service Design and Implementation Fees. We did not engage Ernst & Young LLP to provide financial information service design and implementation services during the fiscal year ended September 29, 2002.

All Other Fees. We paid fees to Ernst & Young LLP totaling approximately $139,000 for all other non-audit services during the fiscal year ended September 29, 2002, consisting of fees for controls reviews, team member benefit plan audits and other procedures and advisory services of approximately $102,000 and fees for tax services of approximately $37,000. The audit committee of the Board has considered whether the provision of these non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such principal accountant.

Audit Committee Report

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 29, 2002.

We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

We have received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we have recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 29, 2002.

Dr. John B. Elstrott (Chair)
David W. Dupree
Avram J. Goldberg

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of Forms 3, 4 and 5 furnished to the Company, the Company believes that all of its directors, officers and applicable shareholders timely filed these reports except for the following: Mr. Dupree was late in reporting a sale of 1,800 shares made in December of 2001 and Linda Mason was late in reporting a purchase of 500 shares in July of 2002.

Shareholders’Proposals

Any proposals that shareholders of the Company desire to have presented at the 2004 annual meeting of shareholders must be received by the Company at its principal executive offices no later than November 3, 2003.

APPENDIX A

WHOLE FOODS MARKET, INC.
INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS

On January 17, 1992, the Board of Directors of Whole Foods Market, Inc. (the “Company”) adopted, and the shareholders of the Company approved, the Whole Foods Market, Inc. Incentive Stock Option Plan for Team Members. The Plan, as amended, is as follows:

1.	PURPOSE. The purpose of the Plan is to provide Team Members and consultants with a proprietary interest in the Company through the granting of options.

2.	ADMINISTRATION. The Plan will be administered by the Committee.

3.	PARTICIPANTS. The Committee shall, from time to time, select the particular Team Members and consultants of the Company and its Subsidiaries to whom options are to be granted, and who will, upon such grant, become participants in the Plan.

4.	STOCK OWNERSHIP LIMITATION. No option may be granted to a Team Member who owns more than 10% of the voting power of all classes of stock of the Company or its Parent or Subsidiaries. This limitation will not apply if the option price is at least 110% of the fair market value of the stock at the time the option is granted and the option is not exercisable more than five years from the date it is granted.

5.	SHARES SUBJECT TO PLAN. The Committee may not grant options under the Plan for more than 19,300,000 shares of Common Stock of the Company, but this number may be adjusted to reflect, if deemed appropriate by the Committee, any stock dividend, stock split, share combination, recapitalization or the like, of or by the Company. Shares to be optioned and sold may be made available from either authorized but unissued Common Stock or Common Stock held by the Company in its treasury. Shares that by reason of the expiration of an option or otherwise are no longer subject to purchase pursuant to an option granted under the Plan may be reoffered under the Plan.

6.	LIMITATION ON AMOUNT. The aggregate fair market value (determined at the time of grant) of the shares of Common Stock which any Team Member is first eligible to purchase in any calendar year by exercise of incentive stock options (within the meaning of Section 422A of the Internal Revenue Code) granted under this Plan and all incentive stock option plans of the Company or its Parent or Subsidiaries shall not exceed $100,000. For this purpose, the fair market value (determined at the respective date of grant of each option) of the stock purchasable by exercise of an incentive stock option (or an installment thereof) shall be counted against the $100,000 annual limitation for a Team Member only for the calendar year such stock is first purchasable under the terms of the option. In addition, in no event may any Team Member be awarded in any fiscal year more than 100,000 options.

7.	ALLOTMENT OF SHARES. The Committee shall determine the number of shares of Common Stock to be offered from time to time by grant of options to members of management of the Company. The grant of an option to a participant shall not be deemed either to entitle the participant to, or to disqualify the participant from, participation in any other grant of options under the Plan.

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8.	GRANT OF OPTIONS. The Committee is authorized to grant Incentive Options and Nonqualified Options under the Plan. The grant of options shall be evidenced by stock option agreements containing such terms and provisions as are approved by the Committee, but not inconsistent with the Plan, including provisions that may be necessary to assure that the option is an incentive stock option under the Internal Revenue Code. In addition, the Committee is authorized to grant options under the Plan in connection with acquisitions effected by the Company or its Subsidiaries on terms and at exercise prices that are consistent with the terms of such acquisitions. The Company shall execute stock option agreements upon instructions from the Committee.

9.	OPTION PRICE. The option price shall not be less than 100% of the fair market value per share of the Common Stock on the date the option is granted. The Committee shall determine the fair market value of the Common Stock on the date of grant, and shall set forth the determination in its minutes, using any reasonable valuation method.

10.	OPTION PERIOD. The Option Period will begin on the date the option is granted, which will be the date the Committee authorizes the option unless the Committee specifies a later date. No option may terminate later than 7 years from the date the option is granted. The Committee may provide for the exercise of options in installments and upon such terms, conditions and restrictions as it may determine. The Committee may provide for termination of the option in the case of termination of employment or any other reason.

11.	RIGHTS IN EVENT OF DEATH OR DISABILITY. If a participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Internal Revenue Code) while in the employ of the Company, but prior to termination of his right to exercise an option in accordance with the provisions of his stock option agreement without having totally exercised the option, the option agreement may provide that it may be exercised, to the extent of the shares with respect to which the option could have been exercised by the participant on the date of the participant’s death or disability, by (i) the participant’s estate or by the person who acquired the right to exercise the option by bequest or inheritance or by reason of the death of the participant in the event of the participant’s death, or (ii) the participant or his personal representative in the event of the participant’s disability, provided the option is exercised prior to the date of its expiration or not more than one year from the date of the participant’s death or disability, whichever occurs first. The date of disability of a participant shall be determined by the Company.

12.	PAYMENT. Full payment for shares purchased upon exercising an option shall be made in cash or by check at the time of exercise, or on such other terms as are set forth in the applicable option agreement. No shares may be issued until full payment of the purchase price therefor has been made, and a participant will have none of the rights of a stockholder until shares are issued to him.

13.	EXERCISE OF OPTION. Options granted under the Plan may be exercised during the Option Period, at such times, in such amounts, in accordance with such terms and subject to such restrictions as are set forth in the applicable stock option agreements. In no event may an option be exercised or shares be issued pursuant to an option if any requisite action, approval or consent of any governmental authority of any kind having jurisdiction over the exercise of options shall not have been taken or secured.

14.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The number of shares of Common Stock covered by each outstanding option granted under the Plan and the option price may be adjusted to reflect, as deemed appropriate by the Committee, any stock dividend, stock split, share combination, exchange of shares, recapitalization, merger, consolidation, separation, reorganization, liquidation or the like, of or by the Company.

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15.	NON-ASSIGNABILITY. Options may not be transferred other than by will or by the laws of descent and distribution. During a participant’s lifetime, options granted to a participant may be exercised only by the participant.

16.	INTERPRETATION. The Committee shall interpret the Plan and shall prescribe such rules and regulations in connection with the operation of the Plan as it determines to be advisable for the administration of the Plan. The Committee may rescind and amend its rules and regulations.

17.	AMENDMENT OR DISCONTINUANCE. The Plan may be amended or discontinued by the Committee without the approval of the stockholders of the Company, except that any amendment that would (a) materially increase the benefits accruing to participants under the Plan, (b) materially increase the number of securities that may be issued under the Plan, or (c) materially modify the requirements of eligibility for participation in the Plan must be approved by the stockholders of the Company.

18.	EFFECT OF PLAN. Neither the adoption of the Plan nor any action of the Committee shall be deemed to give any participant any right to be granted an option to purchase Common Stock of the Company or any other rights except as may be evidenced by the stock option agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company and then only to the extent and on the terms and conditions expressly set forth therein.

19.	DEFINITIONS. For the purpose of this Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

(a)	“Board” means the Board of Directors of the Company.

(b)	“Committee” means the Compensation Committee of the Board, composed of independent and disinterested members of the Board qualified to be members of the Committee pursuant to Rule 16b-3 promulgated under the Securities and Exchange Act of 1934, as amended.

(c)	“Common Stock” means the Common Stock that the Company is currently authorized to issue or may in the future be authorized to issue (as long as the common stock varies from that currently authorized, if at all, only in amount of par value).

(d)	“Incentive Option” means an option granted under the Plan which meets the requirements of Section 422A of the Internal Revenue Code.

(e)	“Nonqualified Option” means an option granted under the Plan which is not intended to be an Incentive Option.

(f)	“Option Period” means the period during which an option may be exercised.

(g)	“Parent” means any corporation in an unbroken chain of corporations ending with the Company if, at the time of granting of the option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(h)	“Plan” means this Incentive Stock Option Plan for Team Members, as amended from time to time.

(i)	“Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and “Subsidiaries” means more than one of any such corporations.

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APPENDIX B

WHOLE FOODS MARKET, INC.
Audit Committee Charter

Role and Independence

The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for monitoring risks and the Company’s control system, oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company, and other such duties as directed by the Board. The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters, including at least one member with accounting or related financial management expertise. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment, and shall meet the director independence requirements for serving on audit committees as set forth in the corporate governance standards of the NASDAQ_. The Committee is expected to maintain free and open communication (including private executive sessions at least annually) with the independent auditors, the Director of Internal Audit and the management of the Company. In discharging this oversight role, the Committee is empowered to investigate any matter brought to its attention, with full power to retain outside counsel or other experts for this purpose.

The Board of Directors shall appoint one member of the Audit Committee as Chairperson. He or she shall be responsible for leadership of the Committee, including preparing the agenda, presiding over the meetings, making committee assignments and reporting to the Board of Directors. The Chairperson will also maintain regular communications with the CEO, CFO, Director of Internal Audit and the lead independent audit partner. The Chairperson shall be required to endorse decisions regarding the hiring or termination of the Director of Internal Audit, and should also be appropriately involved in the performance evaluation and compensation decisions related to the Director of Internal Audit.

The Audit Committee shall meet regularly throughout the year but no less than three times, and all Committee members are expected to be present at all meetings.

Responsibilities

The Audit Committee’s primary responsibilities include:

•	Reviewing and reassessing the adequacy of this charter at least annually. The charter shall be submitted to the Board of Directors for approval and shall be published at least every three years in accordance with SEC regulations.

•	Being directly responsible, in its capacity as a committee of the Board, for the appointment, compensation and oversight of the independent auditor. In so doing, the Committee will request from the auditor a written affirmation that the auditor is in fact independent, discuss with the auditor any relationships that may impact the auditor’s independence and recommend to the Board any actions necessary to oversee the auditor’s independence. The Committee shall have the sole authority to hire, fire and approve fees paid to the independent auditor and is required to approve in advance all non-audit related services by the independent auditor.

•	Overseeing the independent auditor relationship by discussing with the auditor the nature and rigor of the audit process including coordination with internal audit, approving the annual engagement letter, receiving and reviewing audit reports, and providing the auditor full access to the Committee (and the Board) to report on any and all appropriate matters.

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•	Reviewing the audited financial statements and discussing them with management and the independent auditor. These discussions shall include consideration of the quality of the Company’s accounting principles as applied in its financial reporting, including review of estimates, reserves and accruals, review of judgmental areas, review of audit adjustments whether or not recorded, difficulties encountered in performing the audit and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K.

•	Reviewing with management and the independent auditors the quarterly financial information prior to the Company’s announcement of quarterly results and filing of Form 10-Q. This review may be performed by the Committee or its Chairperson.

•	Discussing with management, the independent auditors and the internal auditors the quality and adequacy of the Company’s internal controls.

•	Discussing with management the status of significant pending litigation, taxation matters and other areas of oversight to the legal and compliance area as may be appropriate.

•	Ensuring that the internal audit function is structured in a manner that achieves organizational independence and permits full and unrestricted access to top management, the Audit Committee, and the Board. The Director of Internal Audit reports functionally to the audit committee.

•	Reviewing the internal audit function’s charter and ensuring unrestricted access by internal auditors to records, personnel, and physical properties relevant to the performance of engagements.

•	Reviewing and approving the annual internal audit plan and budget and assessing the appropriateness of resources allocated to internal auditing.

•	Reviewing summary internal audit reports as appropriate throughout the year.

•	Reporting Audit Committee activities to the full Board and issuing annually a report to be included in the proxy statement (including appropriate oversight conclusions) for submission to the shareholders.

•	Reviewing and approving all related party transactions.

•	Establishing procedures for receipt, retention and treatment of complaints confidentially and anonymously and handle whistleblower information regarding questionable accounting or auditing matters.

Approved by the Board of Directors on May 23, 2000; updated January 31, 2003.

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PROXY
WHOLE FOODS MARKET, INC.

The undersigned hereby (a) acknowledges receipt of the Notice of the Annual Meeting of Shareholders of Whole Foods Market, Inc. (the “Company”) to be held on March 31, 2003, at 9:00 a.m., local time, at the Fairmont Miramar Hotel, 101 Wilshire Boulevard, Santa Monica, California and the Proxy Statement in connection therewith, and (b) appoints John Mackey and Glenda Flanagan, and each of them, his proxies with full power of substitution and revocation, for and in the name, place and stead of the undersigned, to vote upon and act with respect to all of the shares of Common Stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at said meeting or at any adjournment thereof, and the undersigned directs that his proxy be voted as follows:

ELECTION OF DIRECTORS	|_| |_|	FOR nominees listed below except as marked to the contrary below WITHHOLD AUTHORITY to vote for all nominees listed below

DR. JOHN B. ELSTROTT, DR. RALPH Z. SORENSON
Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.

————————————————————————————————————————————
PROPOSAL TO APPROVE THE AMENDMENT TO THE 1992 INCENTIVE STOCK OPTION PLAN FOR TEAM MEMBERS:

|_| FOR	|_| AGAINST	|_| ABSTAIN

SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD:

|_| FOR	|_| AGAINST	|_| ABSTAIN

Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you own, please date, sign and return this proxy card in the enclosed envelope (which requires no postage if mailed in the United States).

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS, FOR THE PROPOSAL TO APPROVE THE AMENDMENT TO THE STOCK OPTION PLAN, AND AGAINST THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD.

The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such stock and hereby ratifies and confirms all that said proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

DATED:
                 ————————————————————

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                       (Print full name of Stockholder)

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                            (Signature of Stockholder)

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                             (Signature if held jointly)

Please date the proxy and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy should be signed by a duly authorized officer. Please sign the proxy and return it promptly whether or not you expect to attend the meeting. You may nevertheless vote in person if you do attend.